Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Methode Electronics, Inc. 2010 Stock Plan of Methode Electronics, Inc. of our reports dated July 1, 2010, with respect to the consolidated financial statements and schedule of Methode Electronics, Inc. and the effectiveness of internal control over financial reporting of Methode Electronics, Inc. included in its Annual Report (Form 10-K) for the year ended May 1, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December  3, 2010